WISeKey to receive a $10.0 million high growth capital investment from Alpha Blue Ocean to finance its TrustNFT.IO NFT platform to be launched in June 2021

Zug, Switzerland – May 7, 2021 – WISeKey International Holding Ltd (“WISeKey” or “Company”) (SIX: WIHN, NASDAQ: WKEY), a leading global cybersecurity, AI and IoT company, announced today that it has signed a term-sheet to enter into a back-to-back unsecured short-term loan and the issuance and subscription of convertible notes with Alpha Blue Ocean to finance its new TrustNFT.IO NFT platform to be launched in June 2021.

The financing provided by Alpha Blue Ocean, a dynamic family office with the mission of revolutionizing the financial industry by offering innovative and tailored investments adapted to risk, is in the form of a short-term loan of $10.0 million repayable over a period of 12 months. Repayments are to be made either in cash or by requesting Alpha Blue Ocean to subscribe to convertible notes, up to a maximum of $10.8 million, with the proceeds from the subscription being used to make a repayment against the short-term loan.  The principal amount of each convertible note subscribed, is repayable by way of conversion into Class B shares, par value CHF 0.05 each, of WISeKey (the “Class B Shares”).  As consideration for Alpha Blue Ocean’s financing commitment, WISeKey, among other things, will be issuing a number of warrants.

With TrustedNFT.IO WISeKey delivers the most reliable and secure NFT platform for businesses to bring trust to the hype around Non-Fungible Tokens (NFT), by providing a dedicated, secure marketplace for buying and selling NFTs, including artwork and luxury goods. The first major blockbuster auction on the new platform will occur in Summer 2021, with more information to come soon.

"By combining our Root of Trust with Blockchain, we have created an innovative Trust Protocol that enables a wide range of use cases and business models, simply not possible with current Blockchain-based solutions on their own," said Carlos Moreira, Founder and CEO of WISeKey. "The first application of this collaboration will be the auctioning of digital twins of artwork and luxury collectibles, which we indisputably move into the virtual world, yet make their illegal use impossible.”

“This agreement provides WISeKey access to flexible financing, allowing us to accelerate the deployment of NFCtrusted.IO, our new NFT business segment, which will bring us a totally new incremental revenue source,” said Carlos Moreira, Founder and CEO of WISeKey.

“We are excited to invest in WISeKey, which we consider an emerging leader in the rapidly expanding market of Artificial Intelligence & Cybersecurity. We believe the NFT market requires the know-how and cybersecurity IoT technology of WISeKey. We are proud to partner up with WISeKey by financing this transaction,” added Pierre Vannineuse, CEO of Alpha Blue Ocean.

About Alpha Blue Ocean:
Created in 2017 by Pierre Vannineuse, Hugo Pingray and Amaury Mamou-Mani, Alpha Blue Ocean is a young and dynamic family office with the mission of revolutionizing the financial industry by offering innovative and tailored investments adapted to risk.

Alpha Blue Ocean operates through a direct, rational and efficient approach in providing alternative financing solutions through PIPE (Private Investments in Public Equities) deals. ABO has made notable investments in companies such as AB Science (AB:FP), Erytech (ERYP:US), Intrasense (ALINS:FP), and DBT Group (ALDBT:FP), among others.

About WISeKey:
WISeKey (NASDAQ: WKEY; SIX Swiss Exchange: WIHN) is a leading global cybersecurity company currently deploying large scale digital identity ecosystems for people and objects using Blockchain, AI and IoT respecting the Human as the Fulcrum of the Internet. WISeKey microprocessors secure the pervasive computing shaping today’s Internet of Everything. WISeKey IoT has an install base of over 1.5 billion microchips in virtually all IoT sectors (connected cars, smart cities, drones, agricultural sensors, anti-counterfeiting, smart lighting, servers, computers, mobile phones, crypto tokens etc.).  WISeKey is uniquely positioned to be at the edge of IoT as our semiconductors produce a huge amount of Big Data that, when analyzed with Artificial Intelligence (AI), can help industrial applications to predict the failure of their equipment before it happens.

Our technology is Trusted by the OISTE/WISeKey’s Swiss based cryptographic Root of Trust (“RoT”) provides secure authentication and identification, in both physical and virtual environments, for the Internet of Things, Blockchain and Artificial Intelligence. The WISeKey RoT serves as a common trust anchor to ensure the integrity of online transactions among objects and between objects and people. For more information, visit www.wisekey.com.

Press and investor contacts:

WISeKey International Holding Ltd Company Contact: Carlos Moreira Chairman & CEO Tel: +41 22 594 3000 info@wisekey.com	WISeKey Investor Relations (US) Contact: Lena Cati The Equity Group Inc. Tel: +1 212 836-9611 lcati@equityny.com

Disclaimer:
This communication expressly or implicitly contains certain forward-looking statements concerning WISeKey International Holding Ltd and its business. Such statements involve certain known and unknown risks, uncertainties and other factors, which could cause the actual results, financial condition, performance or achievements of WISeKey International Holding Ltd to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. WISeKey International Holding Ltd is providing this communication as of this date and does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of the Swiss Financial Services Act (“FinSA”), the FInSa’s predecessor legislation or advertising within the meaning of the FinSA, or within the meaning of any other securities regulation. Investors must rely on their own evaluation of WISeKey and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of WISeKey.

The securities offered will not be, and have not been, registered under the United States of America Securities Act of 1933, as amended, and may not be offered or sold in the United States of America, absent registration or an applicable exemption from the registration requirements of said Act.